Exhibit 99.1

Blueknight Announces Second Quarter 2022 Results

Highlights

•	Second quarter 2022 income from continuing operations of $6.3 million, down $0.8 million year-over-year
•	Second quarter 2022 Adjusted EBITDA from continuing operations of $12.1 million and Distributable Cash Flow from continuing operations of $9.6 million, each in-line with prior year
•	Second quarter 2022 total leverage ratio of 2.16 times and distribution coverage ratio of 1.79 times on common unit distributions and 1.18 times on all distributions

TULSA, August 3, 2022 – Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP) today reported its financial results for the second quarter ended June 30, 2022. Income from continuing operations was $6.3 million in the second quarter of 2022, compared to $7.1 million for the same period in 2021.  The year-over-year decrease was primarily due to non-recurring legal and professional fees related to the proposed merger with Ergon, Inc. (“Ergon”) and higher depreciation and amortization expense.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) from continuing operations was $12.1 million in the second quarter of 2022 and in-line with the same period in 2021.

QUARTERLY PERFORMANCE

Asphalt terminalling services total operating margin, excluding depreciation and amortization, in the second quarter of 2022 was $14.7 million, in-line with the same period in 2021. Total revenue increased 6% to $29.5 million, with 98% categorized as fixed-fee, take-or-pay revenue after excluding variable cost recovery revenue.

Total operating expenses, excluding depreciation and amortization, increased 13% to $14.8 million in the second quarter of 2022. The year-over-year increase was attributable to higher utility costs, which are recoverable from our customers, and the timing of certain maintenance and repair projects.

General and administrative expense in the second quarter of 2022 was $3.6 million and in-line with the same period in 2021, after excluding non-cash equity-based compensation and non-recurring professional and legal fees.

CASH FLOW AND BALANCE SHEET

Distributable Cash Flow from continuing operations was $9.6 million in the second quarter of 2022, which was $0.1 million below the same period in 2021 as lower cash interest expense was offset by higher maintenance capital. The coverage ratio on all distributions was 1.18 times for the second quarter of 2022 versus 1.21 times for the same period in 2021. The coverage ratio on common unit distributions was 1.79 times for the second quarter of 2022 versus 1.97 times for the same period in 2021.

Capital expenditures in the second quarter of 2022 included $1.7 million of expansion capital related to previously announced growth projects and $1.4 million of net maintenance capital.

As of June 30, 2022, total debt was $114.0 million, and the total leverage ratio was 2.16 times, compared to 2.17 times as of June 30, 2021. Total availability under the credit facility was $185.7 million at quarter end, subject to covenant restrictions.

As of July 29, 2022, total debt was $109.0 million and total cash was $0.6 million.

ERGON MERGER AGREEMENT

On April 21, 2022, Blueknight entered into a definitive agreement with an affiliate of Ergon, pursuant to which Ergon would acquire all of the outstanding common and preferred units of the Partnership not already owned by Ergon and its affiliates.

The merger is subject to customary closing conditions, including the approval of unitholders.  The Partnership has established a special meeting date of August 16, 2022, for its unitholders to consider approval of the merger.

QUARTERLY REPORT ON FORM 10-Q

Additional information regarding the Partnership’s results of operations will be provided in Blueknight’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, to be filed with the Securities and Exchange Commission on August 4, 2022.

RESULTS OF OPERATIONS

The following table summarizes the Partnership’s financial results for the three and six months ended June 30, 2021 and 2022 (in thousands, except per unit data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2022	2021	2022

Fixed fee revenue	$24,411	$25,399	$48,780	$50,558
Variable cost recovery revenue	2,984	3,723	5,534	6,915
Variable throughput and other revenue	364	388	520	497
Total revenue	27,759	29,510	54,834	57,970
Operating expenses, excluding depreciation and amortization	(13,116)	(14,819)	(25,963)	(28,998)
Total operating margin, excluding depreciation and amortization	14,643	14,691	28,871	28,972

Depreciation and amortization	2,967	3,482	6,000	6,879
General and administrative expense	2,972	3,558	6,954	6,929
Loss on disposal of assets	-	223	-	247
Operating income	8,704	7,428	15,917	14,917

Other income (expenses):
Other income	109	91	342	218
Interest expense	(1,695)	(1,164)	(3,028)	(2,128)
Provision for income taxes	(10)	(10)	(20)	(20)
Income from continuing operations	7,108	6,345	13,211	12,987
Income from discontinued operations(1)	175	-	75,725	-
Net income	$7,283	$6,345	$88,936	$12,987

Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$116	$101	$1,408	$206
Preferred interest in net income	$6,156	$6,150	$12,497	$12,300
Net income available to limited partners	$1,011	$94	$75,031	$481

Basic and diluted net income from discontinued operations per common unit	$-	$-	$1.74	$-
Basic and diluted net income from continuing operations per common unit	$0.02	$0.00	0.01	0.01
Basic and diluted net income per common unit	$0.02	$0.00	$1.75	$0.01

Weighted average common units outstanding - basic and diluted	41,468	41,872	41,449	41,845

(1)	On December 21, 2020, Blueknight announced it had entered into multiple definitive agreements to sell its (i) crude oil terminalling, (ii) crude oil pipeline, and (iii) crude oil trucking segments. The sales of these segments closed in the first quarter of 2021. As such, these segments are presented as discontinued operations in the Partnership’s financial statements.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA from continuing operations, Distributable Cash Flow from continuing operations, and total operating margin, excluding depreciation and amortization. Adjusted EBITDA from continuing operations is defined as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, asset impairment charges, gains and losses on asset disposals, and other select items which management feels decreases the comparability of results among periods. Distributable Cash Flow from continuing operations is defined as Adjusted EBITDA from continuing operations minus cash paid for interest, cash paid for taxes, and maintenance capital expenditures. Operating margin, excluding depreciation and amortization is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA from continuing operations, Distributable Cash Flow from continuing operations and operating margin, excluding depreciation and amortization should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA from continuing operations, Distributable Cash Flow from continuing operations and operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure. Reconciliations of operating margin, excluding depreciation and amortization to its most directly comparable GAAP measure is included in the results of operations table above. Where references are pro forma, forward-looking, preliminary, or prospective in nature, and not based on historical fact, this press release does not provide a reconciliation. The Partnership could not provide such a reconciliation without unreasonable efforts because such Adjusted EBITDA numbers are estimations, approximations, and/or ranges. In addition, it would be difficult for the Partnership to present a detailed reconciliation due to many unknown variables possibly affecting the reconciliation. For the same reasons, the Partnership is unable to address the probable significance of the unavailable information, which could be material to future results.

The following table presents a reconciliation of Adjusted EBITDA from continuing operations and Distributable Cash Flow from continuing operations to income from continuing operations for the periods shown (in thousands, except ratios):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2022	2021	2022
Income from continuing operations	$7,108	$6,345	$13,211	$12,987
Interest expense	1,695	1,164	3,028	2,128
Income taxes	10	10	20	20
Depreciation and non-cash amortization	2,962	3,478	5,993	6,872
Non-cash equity-based compensation	209	347	347	590
Loss on disposal of assets	-	223	-	247
Other	45	488	808	755
Adjusted EBITDA from continuing operations	$12,029	$12,055	$23,407	$23,599
Cash paid for interest	(1,104)	(965)	(2,052)	(1,678)
Cash paid for income taxes	(50)	(40)	(50)	(40)
Maintenance capital expenditures, net of reimbursable expenditures	(1,165)	(1,435)	(2,555)	(3,007)
Distributable cash flow from continuing operations	$9,710	$9,615	$18,750	$18,874
Less: Distributions declared on preferred units	(6,255)	(6,249)	(12,510)	(12,498)
Distributable cash flow available for common unit distributions	$3,455	$3,366	$6,240	$6,376

Distributions declared on common units	$1,750	$1,880	$3,498	$3,761
Distributions declared on preferred units	6,255	6,249	12,510	12,498
Total Distributions declared	$8,005	$8,129	$16,008	$16,259

Coverage ratio - common unit distributions	1.97	1.79	1.78	1.70
Coverage ratio - all distributions	1.21	1.18	1.17	1.16

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight

Blueknight (Nasdaq: BKEP and BKEPP) is a publicly traded master limited partnership that owns the largest independent asphalt terminalling network in the country. Operations include 9.0 million barrels of liquid asphalt storage capacity across 54 terminals and 26 states throughout the U.S. Blueknight is focused on providing integrated terminalling solutions for tomorrow’s infrastructure and transportation end markets. More information is available at www.bkep.com.

Investor Relations Contact:

Matthew Lewis, Chief Financial Officer

(918) 237-4032

investor@bkep.com